NEWS RELEASE

For More Information:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2013
BIRMINGHAM, AL – (PRNewswire) – November 6, 2013 – ProAssurance Corporation (NYSE: PRA) today reported Net Income of $63.4 million for the third quarter of 2013, and $226.7 million for the nine months ended September 30, 2013. Operating Income was $54.8 million for the quarter and $159.7 million for the nine months. Net Income per diluted share was $1.02 for the quarter and $3.65 for the nine months. Operating Income for the same periods was $0.88 and $2.57 per diluted share respectively. Book Value per Share is now $38.48.

Unaudited Consolidated Financial Summary (in thousands)
	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Gross Premiums Written	$165,794	$156,547	$451,819	$429,223
Net Premiums Written	$157,641	$147,809	$417,813	$397,676
Net Premiums Earned	$133,598	$127,125	$398,528	$395,050
Net Investment Income	$33,889	$33,910	$99,282	$101,912
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$(305)	$211	$(3,500)	$(4,082)
Net Investment Result	$33,584	$34,121	$95,782	$97,830
Net Realized Investment Gains (Losses)	$12,500	$13,219	$47,650	$22,348
Other Income	$1,804	$1,529	$5,305	$5,207
Total Revenues	$181,486	$175,994	$547,265	$520,435
Net Losses and Loss Adjustment Expenses	$61,637	$56,621	$189,872	$174,904
Underwriting, Policy Acquisition and Operating Expenses	$33,348	$33,280	$105,592	$103,083
Interest Expense	$322	$350	$1,085	$2,002
Loss on Extinguishment of Debt	$—	$2,163	$—	$2,163
Total Expenses	$95,307	$92,414	$296,549	$282,152
Gain on Acquisition	$494	$—	$35,986	$—
Tax Expense	$23,316	$23,474	$60,044	$64,079
Net Income	$63,357	$60,106	$226,658	$174,204
Operating Income	$54,800	$52,946	$159,746	$160,630
Net Operating Cash Flow	$36,233	$28,651	$23,961	$61,356

Earnings per Share (in thousands, except for per share data)
Weighted average number of common shares outstanding	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Basic	61,844	61,349	61,793	61,281
Diluted	62,108	61,875	62,040	61,804
Net Income per Share (Basic)	$1.02	$0.98	$3.67	$2.84
Net Income per Share (Diluted)	$1.02	$0.97	$3.65	$2.82
Operating Income per share (Diluted)	$0.88	$0.86	$2.57	$2.60

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Key Ratios
	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Current Accident Year Loss Ratio	83.1%	83.9%	83.0%	84.1%
Effect of Prior Accident Years' Reserve Development	-37.0%	-39.4%	-35.4%	-39.8%
Net Loss Ratio	46.1%	44.5%	47.6%	44.3%
Expense Ratio	25.0%	26.2%	26.5%	26.1%
Combined Ratio	71.1%	70.7%	74.1%	70.4%
Operating Ratio	45.7%	44.0%	49.2%	44.6%
Return on Equity (Excludes Gain on Acquisition)	10.7%	10.4%	10.9%	10.3%
Year-to-date, we have recognized a gain of $36 million in connection with our acquisition of Medmarc Casualty Insurance Company, formerly Medmarc Mutual Insurance Company, (Medmarc) because the fair value of the net assets we acquired exceeded our purchase price.
Return on Equity is calculated by dividing annualized Net Income, excluding the gain on the acquisition of Medmarc, for the period by the average of beginning and ending Shareholders’ Equity.
Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of net realized investment gains or losses, guaranty fund assessments or recoupments, a loss on the extinguishment of debt, a gain recognized as the result of an acquisition and the effect of confidential settlements that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP.
The following table is a reconciliation of Net Income to Operating Income:

Reconciliation of Net Income to Operating Income (in thousands, except per share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Net Income	$63,357	$60,106	$226,658	$174,204
Items excluded in the calculation of operating income:
(Gain) Loss on Extinguishment of Debt	$—	$2,163	$—	$2,163
Net Realized Investment (Gains) Losses	$(12,500)	$(13,219)	$(47,650)	$(22,348)
Guaranty Fund Assessments (Recoupments)	$95	$41	$71	$16
Gain on Acquisition	$(494)	$—	$(35,986)	$—
Effect of Confidential Settlements, Net	$—	$—	$—	$(714)
Pre-Tax Effect of Exclusions	$(12,899)	$(11,015)	$(83,565)	$(20,883)
Tax Effect at 35%, Exclusive of Non-Taxable Gain on Acquisition	$4,342	$3,855	$16,653	$7,309
Operating Income	$54,800	$52,946	$159,746	$160,630
Per Diluted Common Share:
Net Income	$1.02	$0.97	$3.65	$2.82
Effect of Adjustments	$(0.14)	$(0.11)	$(1.08)	$(0.22)
Operating Income Per Diluted Common Share	$0.88	$0.86	$2.57	$2.60

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Management Commentary
“Our results continue to demonstrate our ability to successfully execute our long-term growth strategy that is allowing us to write new, high-quality business as we broaden our product offerings to serve an evolving healthcare liability market. At the same time, we are achieving strong retention with stable pricing in our traditional medical professional liability business by providing a clearly differentiated product and an exceptional level of service,” said W. Stancil Starnes, the Chairman and Chief Executive Officer of ProAssurance.
Business Detail

Gross Premium Written (in thousands, premium for reporting endorsements allocated by line)
	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Healthcare Professional Liability	$148,499	$151,389	$402,947	$413,564
Legal Professional Liability	$7,012	$4,698	$22,397	$14,421
Medical Technology and Life Sciences Products Liability	$9,759	$—	$25,040	$—
Other	$524	$460	$1,435	$1,238
	$165,794	$156,547	$451,819	$429,223

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Gross Premiums Written increased 6% to $166 million in the third quarter of 2013; for the nine months ended September 30, 2013, Gross Premiums Written were $452 million, a 5% increase over the year-ago period. For the quarter, Net Premiums Earned were $134 million, an increase of 5% compared to third quarter 2012, and for the nine months ended September 30, 2013, Net Premiums Earned were $399 million, an increase of approximately 1% over the prior year period.

Healthcare Professional Liability Gross Premiums Written decreased 2%, or $2.9 million, compared to the prior year quarter. This primarily reflects the shifting renewal dates on $3.3 million of renewal premium, which has no effect on earned premium. New physician business added $6 million of Gross Premiums Written in the quarter. In addition our acquisition of Independent Nevada Doctors Insurance Company (IND) contributed $3.4 million in Gross Premiums Written in the quarter. Year-to-date, IND has added $8.5 million in Gross Premiums Written.
Our Medmarc acquisition produced $9.8 million of new premium in medical technology and life sciences products liability in the quarter and has added $25.0 million in the nine months ended September 30, 2013. Medmarc legal professional liability business added $2.4 million of new premium to our lawyers professional liability line; for the year-to-date Medmarc has produced $7.8 million in new legal professional liability premium.

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Premium retention for our standard physician business was 89% in the third quarter of 2013 and year-to-date, compared to 89% in 2012's third quarter, and 90% through the first nine months of last year.

•	Renewal pricing on our physician professional liability book averaged 1% higher for the third quarter of 2013 and is unchanged, on average, for the year-to-date.
Loss and Loss Adjustment Expenses

Net Losses (in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Current Accident Year Net Losses	$111.0	$106.6	$330.9	$332.4
Prior Accident Year Net Losses	$(49.4)	$(50.0)	$(141.0)	$(157.5)
Net Losses	$61.6	$56.6	$189.9	$174.9

•	We recognized $49.4 million of net favorable reserve development in 2013’s third quarter; year-to-date net favorable reserve development has been $141.0 million.

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Our current accident year loss ratio was 83.1% for the quarter, and 83.0% for the year-to-date, compared to 83.9% and 84.1% for the respective year-ago periods. This is due to a reduction in ceded premiums related to prior accident years. Excluding this reduction, our current accident year net loss ratio increased by 1.8 and 1.1 percentage points for the three- and nine-month periods, respectively, principally driven by higher estimates of unallocated loss adjustment expenses compared with year-ago periods.

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The calendar year net loss ratio for third quarter 2013 was 46.1%, an increase of 1.6 percentage points from the year-ago period. The calendar year net loss ratio for the nine-month period was 47.6%, an increase of 3.3 percentage points compared to 2012. The change in both comparative periods is principally attributable to the increase in earned premiums combined with lower favorable loss development in 2013 compared to 2012.

Cash Flow

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Approximately $11 million of the decline in operating cash flows is attributable to acquisitions and reflects both the payment of transaction expenses and loss payments made by the acquired companies related to prior accident years for which reinsurance recoveries have not yet been received and the timing of other expense payments. Exclusive of acquisitions, 2013 cash flows reflect the effect of lower premium receipts, an increase in reinsurance payments attributable to a higher volume of premiums ceded under quota share and fronting arrangements, which were somewhat offset by lower loss payments.

Investment Commentary

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Net Investment Income was $33.9 million in the third quarter, essentially unchanged compared to third quarter 2012. Year-to-date Net Investment Income is $99.3 million, down 2.6% from a year ago, primarily due to the continuing effect of lower yields on our fixed income portfolio. Our average tax equivalent income yield for the nine months ended September 30, 2013 was 4.3%, compared with 4.5% during the first nine months of 2012.

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The CUSIP-level disclosure of our investment holdings as of September 30, 2013 is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

Balance Sheet Highlights (in thousands, except per share data)
	9/30/2013	12/31/2012
Shareholders' Equity	$2,373,361	$2,270,580
Total Investments	$3,857,673	$3,926,902
Total Assets	$4,963,832	$4,876,578
Policy Liabilities	$2,467,187	$2,334,446
Accumulated Other Comprehensive Income (Loss)	$70,073	$145,380
Goodwill	$161,115	$163,055
Book Value per Share	$38.48	$36.85

Capital Management

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We have purchased approximately 175,000 shares of our stock at a cost of $8 million dollars so far this year; all of those shares were purchased in the third quarter. We have $127 million remaining in our stock repurchase authorization.

•	In the third quarter, we completed repayment of the balance outstanding in our credit facility and now have no outstanding long-term debt.

•	Our regular dividend of $0.25 per share was declared in September 2013 and paid on October 10, 2013.
Transaction Update

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Our proposed acquisition of Eastern Insurance Holdings Group, Inc. (Eastern) is proceeding as expected. We expect to close the transition on or about January 1, 2014, following the expected approval of Eastern’s shareholders, the Pennsylvania Insurance Department and the Federal Trade Commission.

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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurance company with extensive expertise in medical professional liability, products liability for medical technology and life sciences and legal professional liability. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past seven years and is consistently ranked as a top performing property casualty insurer in Moody’s Yearly Statistical Handbook. ProAssurance Group is rated “A+” (Superior) by A.M. Best and ProAssurance is rated “A” (Strong) by Fitch Ratings.
Conference Call Information

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Live: Thursday, November 7, 2013, 10:00 AM ET. Investors may dial (888) 299-7209 (toll free) or (719) 457-2083. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

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Replay: By telephone, through November 30, 2013, at (888) 203-1112 or (719) 457-0820, using access code 2065891. The replay will also be available on our website, www.ProAssurance.com, and on StreetEvents.com, through at least November 22, 2013.

•	Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
Risks that could adversely affect the merger of Medmarc Mutual Insurance Company, now Medmarc Casualty Insurance Company (Medmarc), and Independent Nevada Doctors Insurance Exchange, now Independent Nevada Doctors Insurance Company (IND), and Eastern Insurance Holdings, Inc. (Eastern) into ProAssurance, include but are not limited to the following:

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The outcome of any potential claims asserted by either the policyholders or shareholders of any of these acquired entities relating to payments or other issues associated with the acquisition of the entities and subsequent mergers into ProAssurance;

•	the businesses of ProAssurance and Medmarc, ProAssurance and IND or ProAssurance and Eastern may not be integrated successfully, or such integration may take longer to accomplish than expected;

•	cost savings from the transactions may not be fully realized or may take longer to realize than expected;

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•	operating costs, customer loss and business disruption following one or all of the transactions, including adverse effects on relationships with employees, may be greater than expected;

•	there may be restrictions on our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

•	governmental approvals of the Eastern merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	the board of directors of Eastern may withdraw its recommendation and support a competing acquisition proposal; and

•	Eastern's shareholders may fail to approve the merger.
The following important factors are among those that could affect the actual outcome of other future events:

•	Changes in general economic conditions;

•	our ability to maintain our dividend payments;

•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;

•	the enactment or repeal of tort reforms;

•	formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from or to the private insurance market;

•	the impact of deflation or inflation;

•	changes in the interest rate environment;

•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;

•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;

•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

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changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry, or particular insurance lines underwritten by our subsidiaries.

•	the effects of changes in the healthcare delivery system, including, but not limited to, the Patient Protection and Affordable Care Act;

•	consolidation of healthcare providers and entities that are more likely to self-insure and not purchase medical professional liability insurance;

•	uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;

•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;

•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;

•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;

•	loss of independent agents;

•	changes in our organization, compensation and benefit plans;

•	our ability to retain and recruit senior management;

•	assessments from guaranty funds;

•	our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

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•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;

•	provisions in our charter documents, Delaware law and state insurance law may impede attempts to replace or remove management or may impede a takeover;

•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;

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taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties;

•	insurance market conditions may alter the effectiveness of our current business strategy and impact our revenues; and

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expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees and key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities among other reasons.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.

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